Exhibit 99.1
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PRESS RELEASE
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                                   IMPATH INC.
                      BOARD ADOPTS STOCKHOLDER RIGHTS PLAN

                  New York, New York, July 19, 2002, -- IMPATH Inc. (Nasdaq:
IMPH) today announced that its Board of Directors has adopted a Stockholder Rights Plan ("Rights Plan") designed to protect company stockholders in the event of takeover activity that would deny them the full value of their investment. The Rights Plan was not adopted in response to any specific takeover threat.
                  In adopting the Rights Plan, the Board declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock of the Company, payable to stockholders of record at the close of business on August 1, 2002. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons acquires 15% or more of the Company's voting stock, or a person or group of affiliated or associated persons commences a tender or exchange offer, which if successfully consummated, would result in such person or group owning 15% or more of the Company's voting stock. A stockholder who owns 15% or more of the Company's voting stock as of July 19, 2002, will not trigger the provision unless the stockholder thereafter acquires an additional one percent or more of the outstanding stock. The Company is not aware of any 15% stockholders. The rights will expire on July 19, 2012.
                  Each right, once exercisable, will entitle the holder (other than rights owned by an acquiring person or group) to buy one one-thousandth of a share of a series of the Company's preferred stock at a price of $140.00, subject to adjustments. In addition, upon the occurrence of certain events, holders of the rights (other than rights owned by an acquiring person or group)

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would be entitled to purchase either the Company's preferred stock or shares in an "acquiring entity" at approximately half of market value. Further, at any time after a person or group acquires 15% or more (but less than 50%) of the Company's outstanding voting stock, subject to certain exceptions, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by an acquiring person or group) for shares of the Company's common stock having a fair market value on the date of such acquisition equal to the excess of (i) the fair market value of preferred stock issuable upon exercise of the rights over (ii) the exercise price of the rights.
                  The Company generally will be entitled to redeem the rights at $0.01 per right at any time prior to the close of business on the tenth day after there has been a public announcement of the beneficial ownership by any person or group of 15% or more of the Company's voting stock, subject to certain exceptions.
                  Commenting on the Rights Plan, Anu D. Saad, Ph.D, Chief Executive Officer and Chairman of the Board of Directors, said "The Board of Directors did not adopt the Rights Plan in response to any specific takeover initiative. The Board believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of stockholders. It seeks to ensure that stockholders realize the long-term value of their investment."
                  Details of the Rights Plan will be outlined in a letter to be mailed to stockholders on or about the record date of August 1, 2002.
                  IMPATH is in the business of improving outcomes for cancer patients. The Company is the leading source of cancer information and analyses with a database of nearly 960,000 patient profiles and outcomes data on over 2.3


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million individuals. IMPATH Physician Services uses sophisticated technologies to provide patient-specific cancer diagnostic and prognostic information to more than 8,300 pathologists and oncologists in over 2,000 hospitals and 570 oncology practices. Utilizing its comprehensive resources, IMPATH Predictive Oncology serves genomics, biotechnology and pharmaceutical companies involved in developing new therapeutics targeted to specific, biological characteristics of cancer. The Company's unique GeneBank(TM) tissue and serology archive linked to longitudinal data and IMPATH Clinical Trials Network(TM) are two key components of its integrated services to help accelerate the drug discovery and development process. IMPATH Information Services provides software products, including PowerPath(TM) and the IMPATH Cancer Registry(TM) for the collection and management of diagnostic data and outcomes information. The Company's software products are currently being utilized in nearly 1,000 hospitals and independent laboratories across the country managing over 5 million cases per year.
                  This press release may contain statements that the Company believes are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as the Company "believes," "expects," "anticipates," "intends," "plans," "foresees" or other similar words or phrases. Similarly, statements that describe the Company's projected growth and goals and its plans for expansion also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties, many of which are outside of management's control, and which could cause the Company's actual results to differ materially from those


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contemplated by the relevant forward-looking statement. Some of the most significant factors that could cause the actual results to differ materially from the forward-looking statement, alone or in combination, would be the failure to continue to successfully integrate the businesses acquired by the Company, unanticipated disagreements with the Company's joint venture or other partners, unanticipated changes in the healthcare industry (as a result of cost containment measures, changes in governmental regulation, including reimbursement programs and patient confidentiality issues, or other factors), an inability to procure consented, well-characterized tissue specimens, the adverse effect of any legal proceedings involving the Company, an unanticipated failure in the commercialization of the Company's biopharmaceutical products, or an unanticipated loss of business. In addition, the September 11, 2001 terrorist attacks and change in international political conditions as a result of these events may continue to affect the United States and the global economy and increase other risks. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this press release and the Company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.











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